Exhibit 10.02

EXECUTION COPY

EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT, dated as of February 8, 2007 (the “Employment Agreement”), by and among Education Management LLC, a Delaware limited liability company (together with its successors and assigns, the “Company”), Todd S. Nelson (the “Executive”), and for the limited purpose set forth on the signature page hereto, Education Management Corporation, a Pennsylvania corporation and indirect parent of the Company (the “Parent”) (each of the Executive and the Company, a “Party,” and collectively, the “Parties”).

WHEREAS, the Company desires to employ the Executive and utilize his management services as indicated herein, and the Executive desires to be employed by the Company, all on the terms and conditions set forth in this Employment Agreement.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other valid consideration the sufficiency of which is acknowledged, the Parties agree as follows:

Section 1.	Employment.

1.1. Term. The Company agrees to employ the Executive, and the Executive agrees to be employed by the Company, in each case pursuant to this Employment Agreement, for a period commencing on February 20, 2007 (the “Effective Date”) and ending on the third (3rd) anniversary of the Effective Date (the “Initial Term”); provided, however, that the term of this Employment Agreement and the Executive’s employment hereunder shall renew automatically for successive one (1) year periods (each, a “Renewal Term”), unless at least one hundred eighty (180) days prior to the end of the Initial Term or any subsequent anniversary of the Effective Date, either Party shall have given notice to the other Party that this Employment Agreement shall terminate on that anniversary date (the Initial Term, together with any Renewal Terms, the “Term”). Notwithstanding the foregoing, the Executive’s employment shall be subject to earlier termination in accordance with Section 3 hereof.

1.2. Duties. During the Term, the Executive shall serve as the Company’s Chief Executive Officer (“CEO”) and as a member of the boards of directors of the Company (the “Board”) and of the Parent, and such other positions as officer or director of the Company and its affiliates as the Executive and the Board shall mutually agree from time to time. In such positions, the Executive shall perform such duties, functions and responsibilities during the Term commensurate with the Executive’s positions. Subject to Section 1.3 below, the Executive shall have all authorities, duties and responsibilities customarily exercised by an individual serving in the foregoing positions at an entity of the size and nature of the Company; shall be assigned no duties or responsibilities that are materially inconsistent with, or that materially impair his ability to discharge, the foregoing duties and responsibilities; shall have such additional duties and responsibilities, consistent with the foregoing, as may be from time to time assigned to him; and in his capacity as CEO shall report solely and directly to the Board.

1.3. Exclusivity. During the Term, the Executive shall devote his full business time and attention to the business and affairs of the Company, shall faithfully serve the Company, and shall in all material respects conform to and comply with such lawful and reasonable directions and instructions given to him as are consistent with Sections 1.2 and 1.3 hereof. During the Term, the Executive shall use his reasonable best efforts to promote and serve the interests of the Company and shall not engage in any other business activity, whether or not such activity shall be engaged in for pecuniary profit. Notwithstanding the foregoing provisions of this Section 1.3, but subject to the other provisions of this Employment Agreement, the Executive may (i) engage in charitable activities and community affairs, (ii) serve, with the prior approval of the Board (such approval not to be unreasonably withheld), on the boards of a reasonable number of business entities, trade associations and charitable organizations, (iii) accept and fulfill a reasonable number of speaking engagements, and (iv) manage his personal investments and affairs; provided that such activities do not either individually or in the aggregate materially interfere with the performance of his duties hereunder.

Section 2.	Compensation.

2.1. Salary. As compensation for the performance of the Executive’s services hereunder, during the Term, the Company shall pay to the Executive a salary at an annual rate of five hundred fifty thousand dollars ($550,000), payable in accordance with the Company’s standard payroll policies (the “Base Salary”). The Base Salary will be reviewed annually and may be adjusted upward by the Board (or a committee thereof) in its discretion, based on competitive data and the Executive’s performance.

2.2. Annual Bonus. The Executive will be eligible for an annual incentive bonus (the “Annual Bonus”) for each complete fiscal year occurring during the Term. The Executive’s target bonus will be one hundred twenty-five percent (125%) of the Base Salary. The actual Annual Bonus paid for any year will depend on meeting Company and individual performance standards established by the Board. The Annual Bonus will be paid in cash within seventy-five (75) days of the end of the fiscal year. Notwithstanding the foregoing, for the fiscal year ending June 30, 2007, the Executive will be entitled to five-twelfths (5/12) of an Annual Bonus, based on the Company’s actual performance measured against the management plan established by the Board for 2007.

2.3. Equity. (a) Stock Purchase. On or about the Effective Date, the Executive will purchase ten million dollars ($10,000,000) of Common Stock of the Parent pursuant to a subscription agreement between the Parent and the Executive substantially in the form attached hereto as Exhibit A.

(b) Option Grant. As of the Effective Date, the Parent will grant to the Executive time-vesting and performance-vesting options to purchase 564,203 shares of Common Stock of the Parent, fifty percent (50%) of which will be pursuant to a time-vesting option agreement between the Parent and the Executive substantially in the form attached hereto as Exhibit B, and fifty percent (50%) of which will be pursuant to a performance-vesting option agreement between the Parent and the Executive substantially in the form attached hereto as Exhibit C.

2.4. Employee Benefits. During the Term, the Executive shall be eligible to participate in such health and other employee welfare, retirement and other employee benefit plans and programs, and perquisites, of the Company as in effect from time to time on the same basis as similarly situated executives of the Company.

2.5. Vacation. During the Term, the Executive shall be entitled to paid vacation in accordance with the Company’s vacation policy as in effect from time to time.

2.6. Business Expenses. The Company shall pay or reimburse the Executive for all commercially reasonable business out-of-pocket expenses that the Executive incurs during the Term in performing his duties under this Employment Agreement upon presentation of documentation and in accordance with the expense reimbursement policy of the Company as approved by the Board (or a committee thereof) and in effect from time to time.

2.7. Attorney’s Fees. The Company agrees to promptly pay all fees and charges of the Executive’s attorneys reasonably incurred by the Executive in connection with the negotiation and execution of this Employment Agreement, his purchase of common stock of the Parent, and related agreements.

2.8. Housing. It is expected that the Executive will perform his duties hereunder about 50% of the time in the Company’s Pittsburgh office and about 50% of the time in Arizona and Utah; provided, however, that no later than June 30, 2009, the Executive will relocate his primary residence to the metropolitan Pittsburgh, Pennsylvania area and will perform his duties hereunder substantially in the Pittsburgh office (other than time spent on business travel). Until such relocation, the Executive will be provided with Company housing in the metropolitan Pittsburgh area and will be reimbursed for reasonable travel expenses for travel between Arizona and Pittsburgh and between Utah and Pittsburgh.

Section 3.	Employment Termination.

3.1. Termination of Employment. The Company may terminate the Executive’s employment hereunder for any reason during the Term, and the Executive may voluntarily terminate his employment hereunder for any reason during the Term, in each case (other than a termination by the Company for Cause) at any time upon not less than thirty (30) days’ notice to the other Party. Upon any termination of the Executive’s employment hereunder for any reason during the Term, the Executive shall be entitled to (i) any Base Salary earned but unpaid through the date of termination; (ii) any other payment or benefit to which he is entitled under the applicable terms of any applicable plan, program, agreement or arrangement of the Company or its affiliates (each, a “Company Arrangement”), including the plans, programs, agreements and arrangements referred to in Sections 2.2 through 2.7 and 8.1 ((i) and (ii) being, collectively, the “Accrued Amounts”); provided, however, that if the Executive’s employment hereunder is terminated (x) by the Company for Cause, or (y) by the Executive voluntarily without Good Reason and not for death or Disability, then any Annual Bonus earned pursuant to Section 2.2 in respect of a prior fiscal year, but not yet paid or due to be paid, shall be forfeited.

3.2. Certain Terminations.

(a) Termination by the Company Other than for Cause; Termination by the Executive for Good Reason. If the Executive’s employment hereunder is terminated by the Company during the Term other than for Cause, or by the Executive with Good Reason, in addition to the Accrued Amounts the Executive shall be entitled to a lump sum severance payment of (i) one and one-half (1.5) times (or three (3) times if (x) the Executive reasonably demonstrates that the termination is In Anticipation Of, or (y) occurring within two (2) years following, a “Change in Control” (as defined in the Parent’s 2006 Stock Option Plan)) the sum of the Executive’s Base Salary plus the target Annual Bonus and (ii) a pro-rata Annual Bonus (determined by multiplying the target Annual Bonus for the year of termination by a fraction, the numerator of which is the number of days he was employed by the Company during such fiscal year and the denominator of which is the number of days in such fiscal year) (the “Pro-Rata Annual Bonus Payment”) ((i) and (ii), collectively the “Severance Payment”), subject to the provisions of the last sentence of Section 4.8 hereof. The Company’s obligations to make the Severance Payment shall be conditioned upon the Executive’s execution, delivery and non-revocation of a valid and enforceable general release of claims substantially in the form attached hereto as Exhibit D (the “Release”). Subject to Section 3.2(e), the Severance Payment will be paid to the Executive as soon as practicable following the effectiveness of the Release. The Company shall also reimburse the Executive, on a monthly basis, for an amount of his COBRA premiums (for the duration of COBRA continuation coverage, not to exceed eighteen (18) months following termination of employment) equal to difference between (x) the amount of COBRA premium charged to the Executive minus (y) the amount of premium charged to actively employed senior executives for like coverage as that elected by the Executive.

(b) Termination at Expiration of the Term at the Company’s Request. If the Executive’s employment hereunder is terminated solely as a result of the Company’s electing under Section 1.1 not to renew the Employment Agreement at the expiration of the then current Term by giving notice thereof to the Executive, and the Executive terminates his employment within thirty (30) days after the end of the Term, then such termination of employment shall be considered a termination without Cause hereunder.

(c) Termination Due to Death or Disability. If the Executive’s employment hereunder is terminated during the Term due to the Executive’s death or Disability, the Company shall pay the Executive or his estate, as applicable, in addition to the Accrued Amounts, a Pro-Rata Annual Bonus Payment for the year of such termination.

(d) Definitions. For purposes of this Section 3.2, the following terms shall have the following meanings:

(1) “Good Reason” shall mean the occurrence of any of the following events without either the Executive’s prior written consent or full cure within thirty (30) days after he gives written notice to the Company describing the event and requesting cure: (i) any material diminution in the Executive’s authorities, titles or offices, or the assignment to the Executive of duties that materially impair his ability to perform the duties normally assigned to an executive in the Executive’s role at a corporation of the size and nature of the Company; (ii) any change in the reporting structure so that the Executive reports to someone other than the Board; (iii) any relocation of the Company’s principal office to a location more than fifty (50)

miles from Pittsburgh, Pennsylvania; provided, however, that this clause (iii) of Section 3.2(d)(1) shall apply only following the Executive’s relocation to the metropolitan Pittsburgh area as described in Section 2.8 hereof; (iv) any material breach by the Company or any of its affiliates of any material obligation to the Executive; or (v) any failure of the Company to obtain the assumption in writing of its obligation to perform this Employment Agreement by any successor to all or substantially all of the assets of the Company within fifteen (15) days after any merger, consolidation, sale or similar transaction, except where such assumption occurs by operation of law. If the Company fails to cure a Good Reason event during the thirty (30) day cure period, the Executive must terminate his employment within sixty (60) days after the expiration of such thirty (30) day period if such termination is to be treated as for Good Reason based on such uncured Good Reason event.

(2) “Cause” shall mean (i) the Executive’s willful and continued failure to use his best efforts to perform his reasonably assigned duties (other than on account of Disability); (ii) the Executive is indicted for, convicted of, or enters a plea of guilty or nolo contendere to, (x) a felony or (y) a misdemeanor involving moral turpitude; (iii) in carrying out his duties under this Employment Agreement, the Executive engages in (x) gross negligence causing material harm to the Parent, the Company, or its or their business or reputation, (y) willful and material misconduct, or (z) willful and material breach of fiduciary duty; (iv) the Executive willfully and materially breaches (x) the restrictive covenants described in Section 4 of this Employment Agreement or (y) any of the material written policies listed on Exhibit E, as in effect on the Effective Date; or (v) the Executive is named in and receives a Wells Notice or is notified by the United States Department of Justice or U.S. Attorneys Office that he has been designated a “target” of an investigation by either of them. The determination of whether Cause exists shall be made, prior to the termination becoming effective, at a duly called meeting of the Board at which the Executive has been given notice of the grounds claimed to constitute Cause and an opportunity to be heard together with his counsel, and shall require a vote of not less than two-thirds of the members of the Board (not including for this purpose the Executive if he is then a member of the Board); provided that any such determination of Cause by the Board shall be subject to de novo review, at the Executive’s election, through arbitration in accordance with Section 8.6. No act or omission of the Executive shall be “willful” if conducted in good faith or with a reasonable belief that such conduct was in the best interests of the Company.

(3) “Disability” shall mean the Executive is entitled to receive long-term disability benefits under the long-term disability plan of the Company in which Executive participates, or, if there is no such plan, the Executive’s inability, due to physical or mental incapacity, to substantially perform his duties and responsibilities under this Employment Agreement for one hundred eighty (180) consecutive days.

(4) “In Anticipation Of” shall mean that the termination (i) was at the request of a third party that has taken steps reasonably calculated to effect a Change in Control or (ii) otherwise arose in connection with a Change in Control that has been proposed, so long as in either case such Change in Control shall actually have occurred.

(e) Section 409A. If the Executive is a “specified employee” for purposes of Section 409A of the United States Internal Revenue Code of 1986, as amended, and the regulations thereunder (“Section 409A”), any Severance Payment required to be made pursuant to Section 3.2 which is subject to postponement under Section 409A shall not be paid until one day after the date which is six (6) months from the date of termination.

3.3. Exclusive Remedy. The foregoing payments upon termination of the Executive’s employment shall constitute the exclusive severance payments due the Executive upon a termination of his employment under this Employment Agreement.

3.4. Resignation from All Positions. Upon the termination of the Executive’s employment with the Company for any reason, the Executive shall be deemed to have resigned, as of the date of such termination, from all positions he then holds as an officer, director, employee and member of the board (and any committee thereof) of the Parent and any of its subsidiaries.

3.5. Cooperation. Following the termination of the Executive’s employment with the Company for any reason, the Executive agrees to reasonably cooperate with the Company upon reasonable request of the Board and to be reasonably available to the Company (taking into account any other full time employment of the Executive) with respect to matters arising out of the Executive’s services to the Parent and its subsidiaries. The Company shall reimburse the Executive for expenses reasonably incurred in connection with such matters as agreed by the Executive and the Board and, to the extent the Executive is required to spend substantial time on such matters, the Company shall compensate the Executive at an hourly rate based on the Executive’s most recent Base Salary.

Section 4.	Unauthorized Disclosure; Non-Solicitation; Non-Competition; Proprietary Rights.

4.1. Unauthorized Disclosure. The Executive agrees and understands that in the Executive’s position with the Company, the Executive has been and will be exposed to and has and will receive non-public information relating to the confidential affairs of the Company and its affiliates, including, without limitation, technical information, intellectual property, business and marketing plans, strategies, customer information, software, other information concerning the products, promotions, development, financing, expansion plans, business policies and practices of the Company and its affiliates and other non-public forms of information considered by the Company and its affiliates to be confidential and in the nature of trade secrets (including, without limitation, ideas, research and development, know-how, technical data, customer and supplier lists, pricing and cost information and business and marketing plans and proposals) (collectively, the “Confidential Information”). The Executive agrees that at all times during the Executive’s employment with the Company, except as may be required for the Executive to discharge his duties as an officer of the Company, and thereafter, the Executive shall not disclose such Confidential Information, either directly or indirectly, to any individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof (each a “Person”) without the prior written consent of the Company and shall not use or attempt to use any such information in any manner other than in connection with his employment with the Company, unless required by law to disclose such information, in which case the Executive shall provide the Company with written notice of such requirement as far in advance of such anticipated disclosure as possible. This confidentiality covenant has no temporal, geographical or territorial restriction. Upon termination of the Executive’s employment with the Company, the Executive shall promptly supply to the Company (or destroy, at the Company’s option) all property, keys, notes, memoranda, writings, lists, files, reports, customer lists, correspondence, tapes, disks, cards, surveys, maps, logs, machines, technical data and any other tangible product or document which has been produced by, received by or otherwise submitted to the Executive during or prior to the Executive’s employment with the Company, and any copies thereof in his (or capable of being reduced to his) possession; provided that nothing in this Employment Agreement or elsewhere shall prevent the Executive from retaining and utilizing: documents relating to his personal benefits, entitlements and obligations; documents relating to his personal tax obligations; his desk calendar, rolodex, and the like; and such other records and documents as may reasonably be approved by the Company.

4.2. Non-Competition. By and in consideration of the Parent’s and the Company’s entering into this Employment Agreement and the payments to be made and benefits to be provided by the Company hereunder, and in further consideration of the Executive’s exposure to the Confidential Information of the Company and its affiliates, the Executive agrees that the Executive shall not, during the Executive’s employment with the Company (whether during the Term or thereafter) and for a period of twelve (12) months thereafter (the “Restriction Period”), directly or indirectly (other than in connection with carrying out his responsibilities for the Company and its affiliates), own, manage, operate, join, control, be employed by, or participate in the ownership, management, operation or control of, or be connected in any manner with, including, without limitation, holding any position as a stockholder, director, officer, consultant, independent contractor, employee, partner, or investor in, any Restricted Enterprise (as defined below); provided, that in no event shall ownership of three percent (3%) or less of the outstanding securities of any class of any issuer whose securities are registered under the Securities Exchange Act of 1934, as amended, standing alone, be prohibited by this Section 4.2, so long as the Executive does not have, or exercise, any rights to manage or operate the business of such issuer other than rights as a stockholder thereof. For purposes of this paragraph, “Restricted Enterprise” shall mean any Person that is actively engaged in any geographic area in which the Parent, the Company, or any of their respective subsidiaries (the “Company Group”) operates or markets in any business which is in material competition with the business of any member of the Company Group or any of its subsidiaries (i) conducted during the preceding twelve (12) months (or following the Executive’s termination of employment, the twelve (12) months preceding the date of termination of the Executive’s employment with the Company) or (ii) proposed to be conducted by any member of the Company Group in its business plan as in effect at that time (or following the Executive’s termination of employment, the business plan as in effect as of the date of termination of the Executive’s employment with the Company). During the Restriction Period, upon request of the Company, the Executive shall notify the Company of the Executive’s then-current employment status.

4.3. Non-Solicitation of Employees. During the Executive’s employment with the Company (whether during the Term or thereafter) and for a period of twenty four (24) months thereafter (other than in connection with carrying out his responsibilities for the Company and its affiliates), the Executive shall not directly or indirectly contact, induce or solicit (or assist any Person to contact, induce or solicit) for employment any person who is, or within six (6) months prior to the date of such solicitation was, an employee of any member of the Company Group.

4.4. Interference with Business Relationships. During the Executive’s employment with the Company (whether during the Term or thereafter) and for a period of twenty four (24) months thereafter (other than in connection with carrying out his responsibilities for the Company and its affiliates), the Executive shall not directly or indirectly contact, induce or solicit (or assist any Person to contact, induce or solicit) any customer or client of any member of the Company Group to terminate its relationship or otherwise cease doing business in whole or in part with any member of the Company Group, or directly or indirectly interfere with (or assist any Person to interfere with) any material relationship between any member of the Company Group and any of its or their customers or clients so as to cause harm to the Parent or its affiliates.

4.5. Extension of Restriction Period. The Restriction Period and the periods described in Sections 4.3 and 4.4 shall be tolled for any period during which the Executive is in breach of any of Sections 4.2, 4.3 or 4.4 hereof.

4.6. Proprietary Rights. The Executive shall disclose promptly to the Company any and all inventions, discoveries, and improvements (whether or not patentable or registrable under copyright or similar statutes), and all patentable or copyrightable works, initiated, conceived, discovered, reduced to practice, or made by him, either alone or in conjunction with others, during the Executive’s employment with the Company and related to the business or activities of the Company and its affiliates (the “Developments”). Except to the extent any rights in any Developments constitute a work made for hire under the U.S. Copyright Act, 17 U.S.C. § 101 et seq. that are owned ab initio by the Company and/or its applicable affiliate, the Executive assigns all of his right, title and interest in all Developments (including all intellectual property rights therein) to the Company or its nominee without further compensation, including all rights or benefits therefor, including, without limitation, the right to sue and recover for past and future infringement. The Executive acknowledges that any rights in any developments constituting a work made for hire under the U.S. Copyright Act, 17 U.S.C § 101 et seq. are owned upon creation by the Company and/or its applicable affiliate as the Executive’s employer. Whenever requested to do so by the Company, the Executive shall execute any and all applications, assignments or other instruments which the Company shall deem necessary to apply for and obtain trademarks, patents or copyrights of the United States or any foreign country or otherwise protect the interests of the Company and its affiliates therein, at the Company’s sole expense. These obligations shall continue beyond the end of the Executive’s employment with the Company with respect to inventions, discoveries, improvements or copyrightable works initiated, conceived or made by the Executive while employed by the Company, and shall be binding upon the Executive’s employers, assigns, executors, administrators and other legal representatives. In connection with his execution of this Employment Agreement, the Executive has informed the Company in writing of any interest in any inventions or intellectual property rights that he holds as of the date hereof. If the Company is unable for any reason, after reasonable effort, to obtain the Executive’s signature on any document needed in connection with the actions described in this Section 4.6, the Executive hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as the Executive’s agent and attorney in fact to act for and in the Executive’s behalf to execute, verify and file any such documents and to do all other lawfully permitted acts to further the purposes of this Section 4.6 with the same legal force and effect as if executed by the Executive.

4.7. Confidentiality of Agreement. The Parties agree not to disclose the terms of this Employment Agreement to any Person (other than in connection with carrying out his responsibilities for the Company and its affiliates); provided that (i) the Executive may disclose this Employment Agreement and/or any of its terms to the Executive’s immediate family, financial advisors and attorneys, so long as every such Person to whom the Executive makes such disclosure agrees, in writing, not to disclose the terms of this Employment Agreement further and (ii) the Company may disclose the terms of this Employment Agreement in confidence to its creditors, professional advisors and attorneys, and otherwise when required by law, subpoena, court order or the like.

4.8. Remedies. The Executive agrees that any breach of the terms of this Section 4 would result in irreparable injury and damage to the Parent or the Company for which the Parent or the Company, as applicable, would have no adequate remedy at law; the Executive therefore also agrees that in the event of said breach or any threat of breach, the Parent or the Company shall be entitled to an immediate injunction and restraining order, from any court with jurisdiction over the Executive and the matter, to prevent such breach and/or threatened breach and/or continued breach by the Executive and/or any and all Persons acting for and/or with the Executive, without having to prove damages, in addition to any other remedies to which the Parent or the Company may be entitled at law or in equity, including, without limitation, damages and/or relief pursuant to the last sentence of this Section 4.8. The terms of this Section 4.8 shall not prevent the Parent or the Company from pursuing any other available remedies for any breach or threatened breach hereof, including, without limitation, the recovery of damages from the Executive. The Executive and the Company further agree that the provisions of the covenants contained in this Section 4 are reasonable and necessary to protect the businesses of the Company and its affiliates because of the Executive’s access to Confidential Information and his material participation in the operation of such businesses. In the event that the Executive willfully and materially breaches any of the covenants set forth in this Section 4, then in addition to any injunctive relief, the Executive will promptly return to the Company a pro-rata portion of any Severance Payment or Pro-Rata Annual Bonus Payment that the Company has paid to the Executive, equal to the product of (x) the amount of the Severance Payment or Pro-Rata Annual Bonus Payment, as applicable, and (y) a fraction, the numerator of which is the number of days from the date of such breach through the 730th day following the date the Executive’s employment hereunder terminates, and the denominator of which is 730.

4.9. No Other Post-Employment Restrictions. There shall be no contractual, or similar, restrictions on the Executive’s right to terminate his employment with the Company, or on his post-employment activities, other than as expressly set forth in this Employment Agreement.

4.10. Permitted Statements. Nothing in this Employment Agreement shall restrict any Person from making truthful statements (provided any such statement does not include Confidential Information) (i) when required by law, subpoena, court order or the like; (ii) when requested by a governmental, regulatory, or similar body or entity; or (iii) in confidence to a professional advisor for the purpose of securing professional advice.

Section 5.	Representations.

Each Party represents and warrants (i) that such Party is not subject to any contract, arrangement, agreement, policy or understanding, or to any statute, governmental rule or regulation, that in any way limits such Party’s ability to enter into and fully perform such Party’s obligations under this Employment Agreement (including, for avoidance of doubt, the agreements of which forms are appended hereto); (ii) that such Party is not otherwise unable to enter into and fully perform such Party’s obligations under this Employment Agreement (including the agreements of which forms are appended hereto); and (iii) that, upon the execution and delivery of this Employment Agreement by both Parties, this Employment Agreement shall be such Party’s valid and binding obligation, enforceable against such Party in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally. The Company represents and warrants that it is fully authorized by action of the Board, and by actions of any other Person whose authorization is required, to enter into this Employment Agreement and to perform its obligations under it.

Section 6.	Non-Disparagement.

From and after the Effective Date and following termination of the Executive’s employment with the Company, the Executive and the Company agree not to make any statement (other than statements made by the Executive in connection with carrying out his responsibilities for the Company and its affiliates) that is intended to become public, or that should reasonably be expected to become public, and that criticizes, ridicules, disparages or is otherwise derogatory of the other Party or, in the case of statements about the Company, any of its subsidiaries, affiliates, employees, officers, directors or stockholders. For such purpose, statements by “the Company” shall mean only (i) the Company by press release or other formally released announcement and (ii) the executive officers and directors thereof and not any other employees.

Section 7.	Taxes.

7.1. All amounts paid to the Executive under this Employment Agreement during or following the Term shall be subject to withholding and other employment taxes imposed by applicable law.

7.2. If (i) the aggregate of all amounts and benefits due to the Executive under this Employment Agreement or under any other Company Arrangement would, if received by the Executive in full and valued under Section 280G of the Internal Revenue Code of 1986, as from time to time amended (the “Code”), constitute “parachute payments” as defined in and under Section 280G of the Code (collectively, “280G Benefits”), and if (ii) such aggregate would, if reduced by all federal, state and local taxes applicable thereto, including the excise tax imposed pursuant to Section 4999 of the Code, be less than the amount the Executive would receive, after all taxes, if the Executive received aggregate 280G Benefits equal (as valued under Section 280G of the Code) to only three times the Executive’s “base amount” as defined in and under Section 280G of the Code, less $1.00, then (iii) such 280G Benefits payable in cash, and/or such benefits under the performance-vesting option of which a form of agreement is attached hereto as Exhibit C, in either case as the Executive shall select shall (to the extent that the reduction of such 280G Benefits can achieve the intended result) be reduced or eliminated to the extent necessary so that the aggregate 280G Benefits received by the Executive will not constitute parachute payments. The determinations with respect to this Section 7.2 shall be made by an independent auditor (the “Auditor”) paid by the Company. The Auditor shall be the Company’s regular independent auditor unless the Executive reasonably objects to the use of that firm, in which event the Auditor will be a nationally recognized United States public accounting firm chosen by the Parties.

7.3. It is possible that after the determinations and selections made pursuant to Section 7.2 the Executive will receive 280G Benefits that are, in the aggregate, either more or less than the amount provided under Section 7.2 (hereafter referred to as an “Excess Payment” or “Underpayment,” respectively). If it is established, pursuant to a final determination of a court or an Internal Revenue Service proceeding that has been finally and conclusively resolved, that an Excess Payment has been made, then the Executive shall promptly pay an amount equal to the Excess Payment to the Company, together with interest on such amount at the applicable federal rate (as defined in and under Section 1274(d) of the Code) from the date of the Executive’s receipt of such Excess Payment until the date of such payment. In the event that it is determined (x) by arbitration pursuant to Section 8.6, (y) by a court or (z) by the Auditor upon request by a Party, that an Underpayment has occurred, the Company shall promptly pay an amount equal to the Underpayment to the Executive, together with interest on such amount at the applicable federal rate from the date such amount would have been paid to the Executive had the provisions of Section 7.2 not been applied until the date of such payment.

7.4. Notwithstanding the foregoing, if it appears that any amount or benefit that is to be paid to the Executive under this Employment Agreement or any other plan, program, agreement, or arrangement of the Company or any of its affiliates may constitute a “parachute payment” under Section 280G(b)(2) of the Code, the Company shall use its best reasonable efforts to obtain shareholder approval of such payments for purposes of Section 280G(b)(5) of the Code.

Section 8.	Miscellaneous.

8.1. Indemnification. The Company shall indemnify the Executive to the fullest extent provided under the Company’s Certificate of Incorporation and By-Laws, on

the same terms and conditions as such indemnification is generally provided to the CEO and the members of the Board, in the event that he was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, by reason of the fact that the Executive is or was a director, officer, employee or agent of the Company or any of its affiliates; provided, however, that the Executive shall not be entitled to indemnification under this Section 8.1 relating to claims, actions, suits or proceedings arising from his breach of this Employment Agreement. Expenses incurred by the Executive in defending any such claim, action, suit or proceeding shall accordingly be paid by the Company in advance of the final disposition of such claim, action, suit or proceeding upon receipt of an undertaking by or on behalf of the Executive to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the Company as authorized in this Section 8.1. In addition, a directors’ and officers’ liability insurance policy (or policies) shall be kept in place, during the Term and thereafter for the duration of any period in which a civil, equitable, criminal or administrative proceeding may be brought against the Executive, providing coverage to the Executive that is no less favorable to him in any respect (including with respect to scope, exclusions, amounts, and deductibles) than the coverage then being provided with respect to periods after the Effective Date to any other present or former senior executive or director of the Company.

8.2. Amendments and Waivers. This Employment Agreement and any of the provisions hereof may be amended, waived (either generally or in a particular instance and either retroactively or prospectively), modified or supplemented, in whole or in part, only by written agreement signed by the Parties that specifically identifies the provisions affected; provided, that the observance of any provision of this Employment Agreement may be waived, but only in a writing specifically identifying the provision to be so waived, by the Party that will lose the benefit of such provision as a result of such waiver. The waiver by either Party of a breach of any provision of this Employment Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach, except as otherwise explicitly provided for in such waiver. Except as otherwise expressly provided herein, no failure on the part of either Party to exercise, and no delay in exercising, any right, power or remedy hereunder, or otherwise available in respect hereof at law or in equity, shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such Party preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

8.3. Assignment. No rights or obligations of the Company under this Employment Agreement may be assigned or transferred by the Company except that such rights and obligations may be assigned or transferred pursuant to a merger or consolidation, or the sale or liquidation of all or substantially all of the business and assets of the Company, provided that the assignee or transferee is the successor to all or substantially all of the business and assets of the Company and such assignee or transferee assumes the liabilities, obligations and duties of the Company, as contained in this Employment Agreement, either contractually or as a matter of law. In the event of any merger, consolidation, other combination, sale of business and assets, or liquidation as described in the preceding sentence, the Company shall use its best reasonable efforts to cause such assignee or transferee to promptly and expressly assume the liabilities, obligations and duties of the Company hereunder. The duties and covenants of Executive under this Employment Agreement, being personal, may not be assigned or delegated. All amounts that become payable to the Executive hereunder shall, in the event of the Executive’s death, be paid to his beneficiary or beneficiaries designated hereunder. The Executive shall be entitled, to the extent permitted under applicable law, to select and change a beneficiary or beneficiaries to receive any compensation or benefit hereunder following the Executive’s death by giving written notice thereof to the Company.

8.4. Notices. All notices, requests, demands, claims and other communications provided for under the terms of this Employment Agreement shall be in writing. Any notice, request, demand, claim or other communication hereunder shall be sent by (i) personal delivery (including receipted courier service) or overnight delivery service, (ii) facsimile during normal business hours, with confirmation of receipt, to the number indicated, (iii) reputable commercial overnight delivery service courier or (iv) registered or certified mail, return receipt requested, postage prepaid and addressed to the intended recipient as set forth below:

If to the Company or the Parent:

c/o Goldman Sachs Capital Partners
85 Broad Street
New York, NY 10004
Attention: Adrian Jones
Facsimile: 212-357-5505

c/o Providence Equity Partners
50 Kennedy Plaza, 18th Floor
Providence, RI 02903
Attention: Peter Wilde
Facsimile: 401-751-1790

Education Management LLC
210 Sixth Avenue, 33rd Floor
Pittsburgh, PA 15222
Attention: General Counsel

with a copy to:	Fried, Frank, Harris, Shriver & Jacobson, LLP
One New York Plaza
New York, NY 10004
Attention: Donald P. Carleen, Esq.
Facsimile: 212-859-4000

If to the Executive:	Todd S. Nelson, at his principal office
at the Company (during the Term), and
at all times to his principal residence as
reflected in the records of the Company.

with a copy to:	Beus Gilbert PLLC
4800 North Scottsdale Road
Suite 6000
Scottsdale, AZ 85251-7630
Attention: Leo Beus
Facsimile: 480-429-3100

All such notices, requests, consents and other communications shall be deemed to have been given when received. Either Party may change the facsimile numbers or addresses to which notices, requests, demands, claims and other communications to such Party are to be delivered by giving the other Party notice in the manner then set forth.

8.5. Governing Law. Except as otherwise required by federal law, this Employment Agreement shall be construed and enforced in accordance with, and the rights and obligations of the Parties shall be governed by, the laws of the State of New York, without giving effect to the conflicts of law principles thereof.

8.6. Arbitration. Other than with respect to provisions under Section 4 of this Employment Agreement, in the event of any dispute, controversy or claim between the Parties that arises out of or relates to this Employment Agreement, the Executive’s employment with the Company, or any termination of such employment, then either Party may, by written notice to the other, require that such dispute, controversy or claim be submitted to arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association (the “AAA”). The arbitrator or arbitrators shall be selected by agreement of the Parties or, if they do not agree on an arbitrator or arbitrators within thirty (30) days after one Party has notified the other of his or its desire to have the matter settled by arbitration, then the arbitrator or arbitrators shall be selected by the AAA in New York, New York. The determination reached in such arbitration shall be final and binding on the Parties without any right of appeal or further dispute, except as otherwise required by applicable law. Unless otherwise agreed by the Parties, any such arbitration shall take place in New York, New York.

8.7. Severability. Whenever possible, each provision or portion of any provision of this Employment Agreement, including those contained in Section 4 hereof, will be interpreted in such manner as to be effective and valid under applicable law but the invalidity or unenforceability of any provision or portion of any provision of this Employment Agreement in any jurisdiction shall not affect the validity or enforceability of the remainder of this Employment Agreement in that jurisdiction or the validity or enforceability of this Employment Agreement, including that provision or portion of any provision, in any other jurisdiction. In addition, should a court or arbitrator determine that any provision or portion of any provision of this Employment Agreement, including those contained in Section 4 hereof, is not reasonable or valid, either in period of time, geographical area, or otherwise, the Parties agree that such provision should be interpreted and enforced to the maximum extent which such court or arbitrator deems reasonable or valid.

8.8. Entire Agreement. From and after the date hereof, this Employment Agreement, and the other agreements being executed in connection herewith (including the Executive’s common stock subscription agreement and the agreements therewith), constitute the entire agreement between the Parties and between the Executive and the Parent, and supersede all prior representations, agreements and understandings (including any prior course of dealings), both written and oral, between the Parties and between the Executive and the Parent with respect to the subject matter hereof, except with respect to rights accrued as of the Effective Date (e.g., unpaid salary, unreimbursed business expenses, etc.). The terms of this Employment Agreement, and of the agreements of which forms are attached hereto, shall control over those of any inconsistent Company Arrangements with respect to the subject matter hereof.

8.9. Counterparts. This Employment Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all such counterparts shall together constitute one and the same instrument. Signatures delivered by facsimile shall be effective for all purposes.

8.10. Binding Effect. This Employment Agreement shall inure to the benefit of, and be binding on, the successors and assigns of each of the Parent and the Parties, to the extent provided herein. In the event of the Executive’s death or a judicial determination of his incompetence, references in this Employment Agreement to the Executive shall be deemed, as appropriate, to be references to his estate, beneficiaries, or legal representatives.

8.11. General Interpretive Principles. The name assigned this Employment Agreement and headings of the sections, paragraphs, subparagraphs, clauses and subclauses of this Employment Agreement are for convenience of reference only and shall not in any way affect the meaning or interpretation of any of the provisions hereof. Words of inclusion shall not be construed as terms of limitation herein, so that references to “include,” “includes” and “including” shall not be limiting and shall be regarded as references to non-exclusive and non-characterizing illustrations. Any reference to a Section of the Code shall be deemed to include any successor to such Section.

8.12. Mitigation/Offset. The Executive shall be under no obligation to seek other employment or to otherwise mitigate the obligations of the Company under this Employment Agreement, and there shall be no offset against amounts or benefits due Executive under this Employment Agreement or otherwise on account of any claim (other than any preexisting debts then due in accordance with their terms) the Company or its affiliates may have against him or any remuneration or other benefit earned or received by Executive after such termination.

IN WITNESS WHEREOF, the Parties have executed this Employment Agreement as of the date first written above.

EDUCATION MANAGEMENT LLC

/s/ Todd S. Nelson	By:	/s/ John R. McKernan, Jr.
Todd S. Nelson		Name: John R. McKernan, Jr.
Title: Chief Executive Officer

IN WITNESS WHEREOF, the undersigned hereby agrees to be bound by the provisions of Section 2.3 of this Employment Agreement as of the date first written above.

EDUCATION MANAGEMENT CORPORATION

By:	/s/ John R. McKernan, Jr.
Name: John R. McKernan, Jr.
Title: Chief Executive Officer